Exhibit 99.1

News Release

The Boeing Company 100 North Riverside Plaza Chicago, IL 60606-1596 www.boeing.com

Boeing Reports First-Quarter Earnings

•

First-quarter net income was $0.6 billion with earnings per share of $0.86 which includes the previously announced $0.38 per share reduction from revised twin-aisle commercial airplane production rates and lower price escalation forecasts

•	Revenue rose 3 percent to $16.5 billion on higher commercial airplane deliveries and higher volume in defense

•	Operating cash flow was $0.2 billion

•	Backlog at $339 billion – nearly five times current annual revenues

•	2009 earnings outlook reduced to reflect changes in commercial market; outlook for Integrated Defense Systems is reaffirmed on solid execution

Table 1. Summary Financial Results

	First Quarter
(Millions, except per share data)	2009	2008	Change
Revenues	$16,502	$15,990	3%
Earnings From Operations	$1,025	$1,799	(43)%
Operating Margin	6.2%	11.3%	(5.1	)Pts
Reported Net Income	$610	$1,211	(50)%
Reported Earnings per Share	$0.86	$1.62	(47)%
Operating Cash Flow	$193	$1,933	N.A.

CHICAGO, April 22, 2009 – The Boeing Company’s [NYSE: BA] first-quarter 2009 earnings per share decreased 47 percent to $0.86 driven by the previously announced $0.38 per share impact from pending twin-aisle production rate changes and lower delivery price escalation forecasts in commercial airplanes (Table 1). The majority of this earnings impact was recorded as an increase in the reach-forward loss position of the 747 program.

Excluding the effects of a weakened commercial airplane market, solid execution on programs across Integrated Defense Systems and Commercial Airplanes underpinned the quarter’s results. Results were also impacted by a less favorable delivery mix in defense and higher expense for research and development.

“The expanded global economic downturn is presenting unprecedented challenges in our commercial airplane markets,” said Boeing Chairman, President, and Chief Executive Officer Jim McNerney. “We believe we are better positioned than most companies to withstand the ongoing pressures of this economy, and we are not hesitating to take necessary actions to preserve our financial strength and maintain our ability to invest and grow for the long term. Performance across the overwhelming majority of our programs remains solid, and we are making progress toward our milestones on the 787 and other important programs.”

Boeing’s quarterly revenue rose 3 percent to $16.5 billion while its operating cash flow was $0.2 billion reflecting continued investment in development programs and lower advances from commercial airplane orders. Free cash flow* was ($0.2) billion (Table 2).

Boeing lowered its 2009 earnings per share guidance to between $4.70 and $5.00 primarily due to the lower price escalation forecasts.

Total company backlog at quarter-end was $339 billion, down 4 percent in the quarter, driven by run-off of backlog through revenues, the lower price escalation forecast, and previously announced 787 cancellations, partially offset by new orders in IDS for C-17 and integrated logistics.

Table 2. Cash Flow

	First Quarter
(Millions)	2009	2008
Operating Cash Flow[1]	$193	$1,933
Less Additions to Property, Plant & Equipment	($442)	($409)

Free Cash Flow*	($249)	$1,524

[1]	Operating cash flow for the first quarter of 2008 includes a $506 million contribution to pension plans.
*	Non-GAAP measure. A complete definition and reconciliation of Boeing's use of non-GAAP measures, identified by an asterisk (*), is found on page 8, "Non-GAAP Measure Disclosure."

Cash and investments in marketable securities totaled $4.7 billion at quarter-end, up during the first quarter as a result of new debt issuance (Table 3). The company spent $50 million to acquire 1.2 million of its shares in the quarter.

Table 3. Cash, Marketable Securities and Debt Balances

	Quarter-End
(Billions)	1Q09	4Q08
Cash	$4.2	$3.3
Marketable Securities[1]	$0.5	$0.3

Total	$4.7	$3.6

Debt Balances:
The Boeing Company	$5.7	$3.9
Boeing Capital Corporation	$3.6	$3.6

Total Consolidated Debt	$9.3	$7.5

[1]	Marketable securities consists primarily of investment-grade instruments classified as "short-term investments" and "investments."

Segment Results

Commercial Airplanes

Boeing Commercial Airplanes (BCA) first-quarter revenues rose to $8.6 billion on a 5 percent increase in airplane deliveries partially offset by lower volume in services (Table 4). Operating earnings fell by 58 percent to $417 million while margins contracted to 4.9 percent, driven by the pending reduction in twin-aisle production rates and unfavorable delivery price escalation forecasts.

Table 4. Commercial Airplanes Operating Results

	First Quarter
(Millions, except deliveries & margin percent)	2009	2008	Change
Commercial Airplanes Deliveries	121	115	5%
Revenues	$8,554	$8,161	5%
Earnings from Operations	$417	$983	(58%)
Operating Margins	4.9%	12.0%	(7.1	)Pts

Margins on all programs were reduced by the lower price escalation forecasts, the decision to reduce 777 production rates for deliveries beginning in June 2010, and postponing planned increases in 747-8 and 767 production. Because the 747 program is currently in a loss position, the reduced earnings associated with the factors above were recorded for the 747s delivered in the quarter as well as most units in the 747 backlog. That impact, somewhat offset by a refinement in cost estimates, resulted in the charge of $347 million, or $0.31 per share, that reduced BCA margins by 4.0 points.

BCA booked 28 gross orders during the quarter, but removed 32 others from its order book as previously disclosed. Contractual backlog was $266 billion, more than seven times BCA’s expected 2009 revenues.

Progress on the new 787 Dreamliner continues on the revised schedule announced in December. The company expects the first flight to occur in the second quarter of 2009 with deliveries to begin in the first quarter of 2010. Recent milestones include completion of build-verification tests on Airplane 1, clearance of all systems hardware and Rolls-Royce engines for first flight, completion of power-on for Airplane 2, and the beginning of final assembly for the sixth and final flight test airplane. The program saw orders for 32 airplanes cancelled by mutual agreement with customers during the quarter. Total firm orders are now 886 airplanes from 57 customers.

Integrated Defense Systems

Boeing Integrated Defense Systems (IDS) first-quarter revenues rose 2 percent to $7.7 billion. Operating margins of 9.2 percent reflect strong execution in all segments offset by a less favorable delivery mix (Table 5).

Table 5. Integrated Defense Systems Operating Results

	First Quarter		Change
(Millions, except margin percent)	2009	2008
Revenues
Boeing Military Aircraft	$3,010	$3,202	(6)%
Network & Space Systems	$2,678	$2,694	(1)%
Global Services & Support	$2,032	$1,679	21%

Total IDS Revenues	$7,720	$7,575	2%

Earnings from Operations
Boeing Military Aircraft	$282	$ 384	(27)%
Network & Space Systems	$207	$ 267	(22)%
Global Services & Support	$220	$ 209	5%

Total IDS Earnings from Operations	$709	$ 860	(18)%

Operating Margins	9.2%	11.4%	(2.2	)Pts

Boeing Military Aircraft delivered first-quarter operating earnings of $282 million on $3.0 billion in revenue. Operating margin was 9.4 percent reflecting strong execution across aircraft production programs. Results were impacted by mix and volume. In this segment, the U.S. Air Force contracted for 15 previously funded C-17s, the United Arab Emirates announced their intent to purchase the C-17, Japan accepted delivery of its third KC-767, and the P-8A completed the loads calibration testing milestone.

Network & Space Systems achieved significant milestones on several key development programs, including Future Combat System and Ground-based Midcourse Defense. Operating margin was 7.7 percent driven by strong performance across the segment’s array of programs partially offset by lower earnings on the United Launch Alliance joint venture. Last year’s results included a favorable settlement on a satellite program.

Global Services & Support revenues increased 21 percent on higher volume in its broad portfolio of services and logistics programs. During the quarter, GS&S continued to generate double-digit operating margins of 10.8 percent. In this segment, the company captured contracts for V-22 performance-based logistics as well as maintenance and operations support for Ground-based Midcourse Defense.

IDS’ backlog is $73.0 billion, more than two times expected 2009 revenues. New orders for the quarter include the additional C-17s and the contracts for integrated logistics and support.

Boeing Capital Corporation

Boeing Capital Corporation (BCC) reported first-quarter pre-tax earnings of $37 million compared to $61 million in the same period last year due to a smaller aircraft finance portfolio and higher reserves and impairments (Table 6). BCC’s portfolio balance at the end of the quarter was $6.0 billion, down 5 percent from $6.3 billion in the year-ago period primarily on normal portfolio run-off, including customer payments and depreciation, partially offset by additions to its portfolio of $135 million in new financings. BCC contributed $35 million in cash dividends to the company during the quarter. BCC’s debt-to-equity ratio was unchanged at 5.0-to-1.

Table 6. Boeing Capital Corporation Operating Results

	First Quarter		Change
(Millions)	2009	2008
Revenues	$163	$185	(12)%
Earnings from Operations	$37	$61	(39)%

Additional Information

The “Other” segment consists primarily of Boeing Engineering, Operations and Technology, as well as certain results related to the consolidation of all business units. Other segment expense was $23 million in the first quarter, reduced from $50 million of expense in the same period last year.

Unallocated expense was $115 million, up from $55 million in the same quarter last year driven by higher intersegment eliminations.

Total pension expense for the quarter increased to $219 million, up from $191 million in the same period last year. A total of $242 million was allocated to the operating segments in the quarter (up from $124 million in the same period last year), partially offset by a $23 million contribution to earnings in unallocated items.

Outlook

The 2009 financial guidance reflects challenging commercial and defense markets, as well as company plans to reduce discretionary spending and restructure various internal organizations to drive higher levels of productivity. The company expects to issue 2010 financial guidance later in the year.

Boeing’s 2009 revenue guidance is reaffirmed at $68 billion to $69 billion. Earnings-per-share guidance for 2009 is reduced to $4.70 to $5.00 per share from $5.05 to $5.35 per share due to lower earnings at Commercial Airplanes (Table 7). Operating cash flow is still expected to be greater than $2.5 billion, including discretionary pension contributions of approximately $0.5 billion and an assumption of $1 billion for new commercial airplane financings.

Commercial Airplanes’ 2009 delivery guidance remains at between 480 and 485 airplanes and is sold out. BCA’s 2009 revenue is unchanged between $34 billion and $35 billion. BCA’s operating margin is now expected to be between 8 percent and 8.5 percent, down from approximately 10 percent, due to the effect of lower twin-aisle deliveries in future periods and lower forecasted delivery price escalation in future periods.

Earlier this month, the U.S. Department of Defense outlined its 2010 budget priorities. Boeing will be evaluating the defense budget as it progresses through Congress to determine the potential future effects on our business outlook. The company has been anticipating changes in the U.S. defense budget for some time. The company continues to consider IDS well-positioned with a diverse portfolio of defense, space and security programs, and will increase its focus on international defense opportunities and pursuit of adjacent markets in the U.S. IDS guidance for 2009 remains unchanged with revenue between $33 billion and $34 billion and operating margins of approximately 10 percent.

Boeing Capital Corporation continues to expect that the aircraft finance portfolio will increase modestly as the amount of aircraft financing in 2009 will exceed normal portfolio runoff due to customer payments and depreciation.

Boeing’s 2009 R&D forecast is between $3.6 billion and $3.8 billion. Annual capital expenditures are expected to be approximately $1.4 billion in 2009. The company’s non-cash pension expense is now expected to be approximately $0.9 billion in 2009.

Table 7. Financial Outlook (Billions, except deliveries and per share data)

2009
The Boeing Company
Revenues	$68 – $69
Earnings Per Share (GAAP)	$4.70 – $5.00
Operating Cash Flow[1]	> $2.5

Boeing Commercial Airplanes
Deliveries	480 – 485
Revenues	$34 – $35
Operating Margin	8% – 8.5%

Integrated Defense Systems
Revenues
Boeing Military Aircraft	~ $14.0
Network & Space Systems	~ $11.5
Global Services & Support	~ $8.0

Total IDS Revenues	$33 – $34

Operating Margin
Boeing Military Aircraft	~ 10%
Network & Space Systems	~ 9%
Global Services & Support	~ 11.5%

Total IDS Operating Margin	~ 10%

Boeing Capital Corporation
Portfolio Size	Modest increase
Revenue	~ $0.6
Return on Assets	> 1.0%
Research & Development	$3.6 – $3.8
Capital Expenditures	~ $1.4

[1]	After pension contributions of $0.5 billion and assumed $1 billion for new aircraft financings in 2009.

Non-GAAP Measure Disclosure

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by an asterisk *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. The following definitions are provided:

Free Cash Flow

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements in this report may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “targets,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based upon assumptions about future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak to events only as of the date they are made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by federal securities laws. Specific factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, those set forth below and other important factors disclosed previously and from time to time in our other filings with the Securities and Exchange Commission: the effect of economic conditions in the United States and globally; the impact on our accounts receivable, customer financing portfolios and allowance for losses of customer defaults and changes in customer credit ratings, credit default rates and collateral values; the impact on our revenues and operating results of changes to indices included in indexed price escalation clauses included in our contracts with commercial airplane and defense customers; the successful execution of our Commercial Airplanes and Integrated Defense Systems backlog; the effects of customers cancelling, modifying and/or rescheduling contractual orders; the timing and effects of any decisions to increase or decrease the rate of commercial airplane production; the timing and effects of decisions to complete or launch a Commercial Airplanes program; the ability to successfully develop and timely produce the 787 and 747-8 aircraft; the ability of our suppliers and, as applicable, subcontractors to successfully and timely perform their obligations; the effect on our revenues of political and legal processes; changing defense priorities; and associated budget reductions by U.S. and international government customers affecting Boeing defense programs; our relationship with our union-represented workforce and the negotiation of collective bargaining agreements; the continuation of long-term trends in passenger and cargo traffic and revenue yields in the airline industry; the impact of volatile fuel prices and the airline industry’s response; the effect of declines in aircraft valuation; the impact on our revenues or operating results of airline bankruptcies; the extent to which we are called upon to fund outstanding financing commitments or satisfy other financing requests, and our ability to satisfy those requirements; the continuation of historical costs for fleet support services; the receipt of estimated award and incentive fees on U.S. government contracts; the future demand for commercial satellites and projections of future order flow; the potential for technical or quality issues on development programs, including the Airborne Early Warning and Control program, International KC-767 Tanker, other fixed-price development programs, or commercial satellite programs, to affect schedule and cost estimates, or cause us to incur a material charge or experience a termination for default; the outcome of any litigation and/or government investigation in which we are a party, and other contingencies; returns on pension fund assets, impacts of future interest rate changes on pension obligations and rising healthcare costs; our ability to access external capital resources to fund our operations; the amounts and effects of underinsured operations, including satellite launches; and the scope, nature or impact of acquisition or disposition activity and investment in any joint ventures/strategic alliances, including Sea Launch and United Launch Alliance, and indemnifications related thereto.

# # #

Contact:

Investor Relations:	Diana Sands or Rob Young (312) 544-2140
Communications:	Todd Blecher (312) 544-2002

The Boeing Company and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three months ended March 31
(Dollars in millions except per share data)	2009	2008
Sales of products	$13,835	$13,688
Sales of services	2,667	2,302

Total revenues	16,502	15,990

Cost of products	(11,579)	(10,788)
Cost of services	(2,119)	(1,755)
Boeing Capital Corporation interest expense	(47)	(62)

Total costs and expenses	(13,745)	(12,605)

	2,757	3,385
Income from operating investments, net	32	58
General and administrative expense	(791)	(775)
Research and development expense, net	(970)	(869)
Loss on dispositions/business shutdown, net	(3)

Earnings from operations	1,025	1,799
Other (loss)/income, net	(36)	100
Interest and debt expense	(57)	(46)

Earnings before income taxes	932	1,853
Income tax expense	(317)	(647)

Net earnings from continuing operations	615	1,206
Net (loss)/gain on disposal of discontinued operations, net of taxes of $3 and ($3)	(5)	5

Net earnings	$610	$1,211

Basic earnings per share from continuing operations	$0.88	$1.63
Net (loss)/gain on disposal of discontinued operations, net of taxes	(0.01)	0.01

Basic earnings per share	$0.87	$1.64

Diluted earnings per share from continuing operations	$0.87	$1.61
Net (loss)/gain on disposal of discontinued operations, net of taxes	(0.01)	0.01

Diluted earnings per share	$0.86	$1.62

Cash dividends paid per share	$0.42	$0.40

Weighted average diluted shares (millions)	707.4	747.4

The Boeing Company and Subsidiaries

Consolidated Statements of Financial Position

(Unaudited)

(Dollars in millions except per share data)	March 31 2009	December 31 2008
Assets
Cash and cash equivalents	$4,237	$3,268
Short-term investments	213	11
Accounts receivable, net	6,238	5,602
Current portion of customer financing, net	353	425
Deferred income taxes	1,114	1,046
Inventories, net of advances and progress billings	15,649	15,612

Total current assets	27,804	25,964
Customer financing, net	5,854	5,857
Property, plant and equipment, net of accumulated depreciation of $12,402 and $12,280	8,798	8,762
Goodwill	3,654	3,647
Other acquired intangibles, net	2,627	2,685
Deferred income taxes	3,880	4,114
Investments	1,261	1,328
Pension plan assets, net	12	16
Other assets, net of accumulated amortization of $437 and $400	1,450	1,406

	$55,340	$53,779

Liabilities and Shareholders’ Equity
Accounts payable and other liabilities	$17,553	$17,435
Advances and billings in excess of related costs	11,527	12,737
Income taxes payable	355	41
Short-term debt and current portion of long-term debt	530	560

Total current liabilities	29,965	30,773
Accrued retiree health care	7,336	7,322
Accrued pension plan liability, net	8,484	8,383
Non-current income taxes payable	1,035	1,154
Other long-term liabilities	287	337
Long-term debt	8,742	6,952
Shareholders’ equity:
Common shares, par value $5.00 – 1,200,000,000 shares authorized; 1,012,261,159 and 1,012,261,159 shares issued	5,061	5,061
Additional paid-in capital	3,289	3,456
Treasury shares, at cost – 286,098,252 and 285,661,944	(17,756)	(17,758)
Retained earnings	23,284	22,675
Accumulated other comprehensive loss	(13,511)	(13,525)
ShareValue Trust shares – 28,861,019 and 28,460,769	(1,029)	(1,203)

Total Boeing shareholders’ equity	(662)	(1,294)
Noncontrolling interest	153	152

Total shareholders’ equity	(509)	(1,142)

	$55,340	$53,779

The Boeing Company and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended March 31
(Dollars in millions)	2009	2008
Cash flows - operating activities:
Net earnings	$610	$1,211
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items –
Share-based plans expense	60	45
Depreciation	335	322
Amortization of other acquired intangibles	49	40
Amortization of debt discount/premium and issuance costs	2	2
Investment/asset impairment charges, net	21
Customer financing valuation provision/(benefit)	9	(6)
Loss/(gain) on disposal of discontinued operations	8	(8)
Loss on dispositions/business shutdown, net	3
Other charges and credits, net	63	56
Excess tax benefits from share-based payment arrangements	(5)	(43)
Changes in assets and liabilities –
Accounts receivable	(869)	197
Inventories, net of advances and progress billings	(82)	(604)
Accounts payable and other liabilities	475	628
Advances and billings in excess of related costs	(1,210)	113
Income taxes receivable, payable and deferred	534	502
Other long-term liabilities	(51)	(127)
Pension and other postretirement plans	304	(419)
Customer financing, net	21	72
Other	(84)	(48)

Net cash provided by operating activities	193	1,933

Cash flows - investing activities:
Property, plant and equipment additions	(442)	(409)
Property, plant and equipment reductions	25	9
Acquisitions, net of cash acquired	(30)	(40)
Contributions to investments	(200)	(2,958)
Proceeds from investments	49	3,630
Other		(95)

Net cash (used)/provided by investing activities	(598)	137

Cash flows - financing activities:
New borrowings	1,827	5
Debt repayments	(71)	(32)
Stock options exercised, other		15
Excess tax benefits from share-based payment arrangements	5	43
Employee taxes on certain share-based payment arrangements	(15)
Common shares repurchased	(50)	(1,158)
Dividends paid	(305)	(306)

Net cash provided/(used) by financing activities	1,391	(1,433)

Effect of exchange rate changes on cash and cash equivalents	(17)	28

Net increase in cash and cash equivalents	969	665
Cash and cash equivalents at beginning of year	3,268	7,042

Cash and cash equivalents at end of period	$4,237	$7,707

The Boeing Company and Subsidiaries

Summary of Business Segment Data

(Unaudited)

	Three months ended March 31
(Dollars in millions)	2009	2008
Revenues:
Commercial Airplanes	$8,554	$8,161
Integrated Defense Systems:
Boeing Military Aircraft	3,010	3,202
Network and Space Systems	2,678	2,694
Global Services and Support	2,032	1,679

Total Integrated Defense Systems	7,720	7,575
Boeing Capital Corporation	163	185
Other	39	75
Unallocated items and eliminations	26	(6)

Total revenues	$16,502	$15,990

Earnings from operations:
Commercial Airplanes	$417	$983
Integrated Defense Systems:
Boeing Military Aircraft	282	384
Network and Space Systems	207	267
Global Services and Support	220	209

Total Integrated Defense Systems	709	860
Boeing Capital Corporation	37	61
Other	(23)	(50)
Unallocated items and eliminations	(115)	(55)

Earnings from operations	1,025	1,799
Other (loss)/income, net	(36)	100
Interest and debt expense	(57)	(46)

Earnings before income taxes	932	1,853
Income tax expense	(317)	(647)

Net earnings from continuing operations	615	1,206
Net (loss)/gain on disposal of discontinued operations, net of taxes of $3 and ($3)	(5)	5

Net earnings	610	1,211

Research and development expense:
Commercial Airplanes	$711	$633
Integrated Defense Systems:
Boeing Military Aircraft	130	125
Network and Space Systems	86	76
Global Services and Support	34	34

Total Integrated Defense Systems	250	235
Other	9	1

Total research and development expense	$970	$869

Unallocated items and eliminations:
Share-based plans	$(57)	$(30)
Deferred compensation	23	61
Pension	23	(67)
Postretirement	(23)	(20)
Capitalized interest	(15)	(13)
Other	(66)	14

Total unallocated items and eliminations	$(115)	$(55)

The Boeing Company and Subsidiaries

Operating and Financial Data

(Unaudited)

	Three months ended March 31
Deliveries	2009	2008
Commercial Airplanes
737 Next-Generation	91	87
747	4	4
767	3	3
777	23	21

Total	121	115

Integrated Defense Systems
Boeing Military Aircraft
F/A-18 Models	10	10
F-15E Eagle	4	4
C-17 Globemaster	3	3
KC-767 Tanker	1	2
CH-47 Chinook		2
T-45TS Goshawk	2	1
AH-64 Apache	5

Network and Space Systems
Commercial and Civil Satellites		1
Military Satellites	1

Contractual backlog (Dollars in billions)	March 31 2009	December 31 2008
Commercial Airplanes	$266.0	$278.6
Integrated Defense Systems:
Boeing Military Aircraft	28.2	25.7
Network and Space Systems	8.9	8.9
Global Services and Support	11.6	10.7

Total Integrated Defense Systems	48.7	45.3

Total contractual backlog	$314.7	$323.9

Unobligated backlog	$24.7	$28.2

Total backlog	$339.4	$352.1

Workforce	160,900	162,200